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           EXHIBIT 11.2 - COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                     For the Six Months Ended March 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
Basic:
  Basic weighted average shares outstanding .....................    3,767

  Stock issued to satisfy S corporation
   distribution in excess of preceding twelve
   months earnings based on the initial public
   offering price per share......................................      479
                                                                    ------

  Pro forma total basic weighted average shares outstanding......    4,246
                                                                    ======

  Pro forma net income...........................................     $774
                                                                    ======

  Pro forma net income per share - basic.........................    $0.18
                                                                    ======

Diluted:
  Pro forma total basic weighted average shares outstanding......    4,246
  Plus dilutive stock options....................................      100
                                                                    ------

  Pro forma total diluted average shares.........................    4,346
                                                                    ======

  Pro forma net income per share - diluted.......................    $0.18
                                                                    ======
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